Exhibit 99.1

Pro Forma Condensed Consolidated Statement of Income

For the Year Ended October 28, 2016

(In thousands, except per share data)

	Valspar Corporation	Pro Forma Adjustments	Pro Forma Valspar Corporation
Net sales	$4,190,552	$(229,413)	$3,961,139
Cost of sales	2,654,968	(140,355)	2,514,613

Gross profit	1,535,584	(89,058)	1,446,526

Research and development	139,318	(8,657)	130,661
Selling, general and administrative	867,227	(21,181)	846,046

Operating expenses	1,006,545	(29,838)	976,707

Income from operations	529,039	(59,220)	469,819
Interest expense	90,560		90,560
Other expense - net	3,960		3,960

Income before income taxes	434,519	(59,220)	375,299
Income taxes	81,479	(20,727)	60,752

Net income	$353,040	$(38,493)	$314,547

Net income per common share - basic	$4.47		$3.98
Net income per common share - diluted	$4.36		$3.88
Average number of common shares outstanding
- basic	79,009,955		79,009,955
- diluted	81,019,976		81,019,976

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Six Months Ended April 28, 2017

(In thousands, except per share data)

	Valspar Corporation	Pro Forma Adjustments	Pro Forma Valspar Corporation
Net sales	$2,003,485	$(119,236)	$1,884,249
Cost of sales	1,317,059	(75,430)	1,241,629

Gross profit	686,426	(43,806)	642,620

Research and development	68,708	(4,296)	64,412
Selling, general and administrative	415,089	(10,929)	404,160

Operating expenses	483,797	(15,225)	468,572

Income from operations	202,629	(28,581)	174,048
Interest expense	45,388		45,388
Other (income) - net	(2,822)		(2,822)

Income before income taxes	160,063	(28,581)	131,482
Income taxes	43,769	(10,003)	33,766

Net income	$116,294	$(18,578)	$97,716

Net income per common share - basic	$1.47		$1.23
Net income per common share - diluted	$1.43		$1.20
Average number of common shares outstanding
- basic	79,308,624		79,308,624
- diluted	81,424,897		81,424,897

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of April 28, 2017

(In thousands, except per share data)

	Valspar Corporation	Pro Forma Adjustments	Pro Forma Valspar Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$340,878		$340,878
Restricted cash	9		9
Accounts and notes receivable less allowances	826,826	$(26,013)	800,813
Inventories	542,082	(20,346)	521,736
Deferred income taxes	32,715		32,715
Prepaid expenses and other	104,824	(36)	104,788

TOTAL CURRENT ASSETS	1,847,334	(46,395)	1,800,939

GOODWILL	1,270,334		1,270,334
INTANGIBLES, NET	609,977		609,977
OTHER ASSETS	105,607	(65)	105,542
LONG-TERM DEFERRED INCOME TAXES	21,637		21,637
PROPERTY, PLANT AND EQUIPMENT, NET	668,298	(14,128)	654,170

TOTAL ASSETS	4,523,187	(60,588)	4,462,599

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	284,279		284,279
Current portion of long-term debt	150,106		150,106
Trade accounts payable	605,640	(18,086)	587,554
Income taxes payable	13,971		13,971
Other accrued liabilities	403,227	(9,989)	393,238

TOTAL CURRENT LIABILITIES	1,457,223	(28,075)	1,429,148

LONG-TERM DEBT, NET	1,543,704		1,543,704
LONG-TERM DEFERRED INCOME TAXES	186,146		186,146
OTHER LONG-TERM LIABILITIES	166,590		166,590

TOTAL LIABILITIES	3,353,663	(28,075)	3,325,588

SHAREHOLDERS’ EQUITY:
TOTAL SHAREHOLDERS’ EQUITY	1,169,524	(32,513)	1,137,011

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,523,187	$(60,588)	$4,462,599

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